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DOLLAR GENERAL REPORTS APRIL SALES

GOODLETTSVILLE, Tenn. – May 10, 2007 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the April four-week period ended May 4, 2007, equaled $674.5 million, an increase of 0.2 percent over sales of $673.3 million for the four-week period ended May 5, 2006. For the fiscal 2007 four-week period, same-store sales decreased 2.4 percent compared to a 2.2 percent increase in the four-week fiscal 2006 period.

For the thirteen-week period ended May 4, 2007, Dollar General total retail sales increased 5.7 percent to $2.27 billion from $2.15 billion for the thirteen-week period ended May 5, 2006.  Same-store sales for the thirteen-week period increased 2.4 percent.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,182 neighborhood stores as of May 4, 2007.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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